    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    OCTOBER 29, 1999

         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from September 25, 1999 to October 29, 1999 for World Monitor Trust--Series B (the 'Trust'). The net asset value of an interest as of October 29, 1999 was $123.99, a decrease of 3.25% from the September 24, 1999 value of $128.15. The 1999 calendar year-to-date return for the Trust was an increase of 10.73% as of October 29, 1999.

The estimated net asset value per interest as of November 19, 1999 was $122.22. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          -----------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from September 25, 1999 to
  October 29, 1999
Revenues:
Realized loss on commodity
  transactions.......................   $ (42,526)
Change in unrealized commodity
  positions..........................    (717,086)
Interest income......................     125,819
                                        ---------
                                         (633,793)
                                        ---------
Expenses:
Commissions..........................     185,377
Management fee.......................      47,874
Incentive fee........................         658
                                        ---------
                                          233,909
                                        ---------
Net loss.............................   $(867,702)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from September 25, 1999 to
  October 29, 1999
                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (182,789.445
  interests)...............  $23,423,830   $128.15
Contributions..............    2,571,619
Net loss...................     (867,702)
Redemptions................     (645,066)
                             -----------
Net asset value at end of
  period (197,450.991
  interests)...............  $24,482,681    123.99
                             -----------   -------
                             -----------
Change in net asset
  value per interest....................   $ (4.16)
                                           -------
                                           -------
Percentage change.......................     (3.25)%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer